UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   STERBA, JEFFRY E
   ALVARADO SQUARE
   M. S. 2824
   ALBUQUERQUE, NM  87158
   BERNALILLO
2. Issuer Name and Ticker or Trading Symbol
   PNM RESOURCES, INC.
   PNM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |01/05/|L   |23.1192           |A  |25.9274    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |02/06/|L   |16.4103           |A  |24.3500    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |03/06/|L   |15.3318           |A  |26.0645    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |04/05/|L   |13.3846           |A  |29.8600    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |05/04/|L   |11.0238           |A  |36.2600    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |06/06/|L   |11.1103           |A  |35.9776    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |07/06/|L   |18.4073           |A  |32.5707    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |08/06/|L   |13.5079           |A  |29.5872    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |09/06/|L   |13.8031           |A  |28.9541    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10/04/|L   |16.1133           |A  |24.7992    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |11/06/|L   |16.2542           |A  |24.5840    |                   |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |12/05/|L   |22.5292           |A  |26.6071    |(1) (2) 4,864      |D     |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Stock Units     |1 - for |12/31|A   |777        |A  |(3)  |(3)  |COMMON STOCK|777    |       |777         |D  |            |
                        |- 1     |/01  |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) BETWEEN MAY 31, 2001 AND DECEMBER 31, 2001, THE REPORTING PERSON ACQUIRED 3,084 SHARES OF PNM RESOURCES, INC.'S COMMON
STOCK UNDER THE PNM RESOURCES, INC.'S 401 (K) PLAN. THE INFORMATION IN THIS REPORT IS BASED ON A PLAN STATEMENT DATED AS OF
DECEMBER 31,
2001
(2) INCLUDES 4.2759 SHARE ACQUIRED UNDER THE PNM RESOURCES, INC.'S DIVIDEND REINVESTMENT PLAN..
(3) THE REPORTED PHANTOM STOCK UNITS WERE ACQUIRED UNDER PNM RESOURCES, INC.'S EXECUTIVE SAVINGS PLAN AND WILL BE SETTLED
UPON THE REPORTING PERSON'S RETIREMENT OR OTHER TERMINATION OF
SERVICE.